Exhibit 99.1

News Release		Apco Argentina
Nasdaq: APAGF
Date:	May 8, 2009

Apco Argentina Reports First-Quarter 2009 Results

TULSA, Okla. – Apco Argentina Inc. today announced unaudited first-quarter 2009 net income attributable to Apco of $5.0 million, or 17 cents per share, compared with first-quarter 2008 net income of $6.4 million, or 22 cents per share.

The quarter-to-quarter difference primarily is due to higher operating and depreciation costs and lower investment income which combined to more than offset an increase in operating revenues.

Compared with first-quarter 2008, Apco’s operating revenues increased by $1.6 million primarily from greater oil and natural gas sales volumes and higher average natural gas sales prices.

Total costs and operating expenses increased by $2.9 million from higher production and lifting costs, increased depreciation, depletion and amortization, higher selling and administrative expense, and greater foreign exchange losses due to devaluation of the Argentine peso.

Additionally, Apco experienced a decrease in interest and other income and lower equity income from Apco’s equity investee, Petrolera Entre Lomas S.A. Petrolera’s net income was lower as a result of higher costs and expenses attributable to operations in the Entre Lomas and Bajada del Palo concessions.

Oil, natural gas and liquefied petroleum gas (LPG) sales volumes for the combined consolidated and equity interests totaled 711 thousand barrels, 1.8 billion cubic feet and 4.6 thousand tons in first-quarter 2009, compared with 625 thousand barrels, 1.7 billion cubic feet and 4.7 thousand tons in first-quarter 2008.

Crude oil, natural gas and LPG sales prices for the combined consolidated and equity interests averaged $41.43 per barrel, $1.83 per thousand cubic feet and $258.47 per ton in first-quarter 2009, compared with $42.01 per barrel, $1.39 per thousand cubic feet and $454.37 per ton during first-quarter 2008.

“Successful exploration and development drilling, particularly in our Neuquén basin properties, has resulted in increased production volumes, which has helped to alleviate the affect of higher operating costs,” said Ralph Hill, Apco’s chairman and chief executive officer.

2009 Capital Program

Apco’s 2009 capital expenditure budget – net to the company’s direct working interests – is approximately $11 million.

To date, $4.3 million of that amount has been invested, primarily for development drilling in the Entre Lomas and Bajada del Palo concessions, along with a seventh productive well in the Agua Amarga exploration permit.

On a basis that also includes capital expenditures attributable to the company’s equity interest in Petrolera, Apco’s combined consolidated and equity capital expenditures is expected to total $23 million for 2009.

Apco Argentina Inc.
Summary of Earnings
(In Thousands of Dollars Except Per Share Amounts)
	2009	2008
Three months ended March 31

Operating Revenue	17,257	15,610

Investment Income	3,212	3,643

Net income	5,018	6,449

Per share	0.17	0.22

About Apco (NASDAQ:APAGF)
Apco is an international oil and gas exploration and production company with interests in seven oil and gas concessions and one exploration permit in Argentina. More information is available at www.apcoargentina.com. Go to http://www.b2i.us/irpass.asp?BzID=1671&to=ea&s=0 to join our e-mail list.

Contact:	Kelly Swan
Williams (media relations)
(918) 573-4944
Thomas Bueno
Apco Argentina (investor relations)
(918) 573-2570

Apco’s reports, filings, and other public announcements may contain or incorporate by reference statements that do not directly or exclusively relate to historical facts. Such statements are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. You typically can identify forward-looking statements by the use of forward-looking words, such as “anticipate,” believe,” “could,” “continue,” “estimate,” “expect,” “forecast,” “may,” “plan,” “potential,” “project,” “schedule,” “will,” and other similar words. These statements are based on our present intentions and our assumptions about future events and are subject to risks, uncertainties, and other factors. In addition to any assumptions, risks, uncertainties or other factors referred to specifically in connection with such statements, other factors not specifically referenced could cause our actual results to differ materially from the results expressed or implied in any forward-looking statements. Those factors include, among others:

•	availability of supplies (including the uncertainties inherent in assessing, estimating, acquiring and developing future oil and natural gas reserves), market demand, volatility of prices, and the availability and cost of capital;

•	inflation, interest rates, fluctuation in foreign currency exchange rates, and general economic conditions (including the current economic slowdown and the disruption of credit markets and the impact of these events on our customers and suppliers);

•	the strength and financial resources of our competitors;

•	development of alternative energy sources;

•	the impact of operational and development hazards;

•	costs of, changes in, or the results of laws, government regulations (including proposed climate change legislation), environmental liabilities and litigation;

•	political conditions in Argentina and other parts of the world;

•	the failure to renew participation in hydrocarbon concessions granted by the Argentine government on reasonable terms;

•	risks associated with future weather conditions;

•	acts of terrorism; and

•	additional risks described in our filings with the Securities and Exchange Commission.

Given the uncertainties and risk factors that could cause our actual results to differ materially from those contained in any forward-looking statement, we caution investors not to unduly rely on our forward-looking statements. In addition to causing our actual results to differ, the factors listed above may cause our intentions to change. Such changes in our intentions may also cause our results to differ. We disclaim any obligation to and do not intend to publicly update or revise any forward-looking statements or changes to our intentions, whether as a result of new information, future events or otherwise.

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